Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results for the Fourth

Quarter and Year Ended December 25, 2005, Provides Guidance for Fiscal

First Quarter and Full Year 2006

Greenwood Village, CO — (BUSINESS WIRE) – February 16, 2006 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today reported financial results for the twelve weeks and fifty-two weeks ended December 25, 2005, as well as provided guidance for the fiscal first quarter and full year 2006.

Financial and Operational Highlights

Highlights for the fourth quarter of 2005 compared to the same quarter of the prior year are as follows:

•	Total revenues increased 19.4% to $116.5 million

•	Restaurant revenue increased 19.4% to $113.0 million

•	Company-owned comparable restaurant sales increased 2.7%

•	Restaurant-level operating profit increased 13.0% to $23.3 million

•	Diluted earnings per share were $0.33 vs. $0.34

•	Opened 20 new restaurants (11 company-owned and 9 franchised) in the quarter

Highlights for the full year ended December 25, 2005 compared to the full year ended December 26, 2004, are as follows:

•	Total revenues increased 20.5% to $486.0 million

•	Restaurant revenue increased 20.6% to $471.9 million

•	Company-owned comparable restaurant sales increased 3.9%

•	Restaurant-level operating profit increased 19.5% to $100.7 million

•	Income from operations, which includes a net charge of $1.5 million for significant and unusual items, increased 17.7% to $44.3 million

•	Diluted earnings per share, which includes a $0.06 per share charge attributed to significant and unusual items, increased 14.7% to $1.64, compared to $1.43 a year ago

•	A total of 45 new Red Robin restaurants, 26 company-owned and 19 franchised locations, were opened across the country in 2005

As of the end of fiscal 2005, there were 163 company-owned and 136 franchised Red Robin® restaurants.

“Fiscal 2005 represented a record year for Red Robin in terms of revenue, earnings, and new restaurant openings – all are milestones for which the entire team should be very proud. We continued to experience good guest traffic growth which is a testament to our appeal to America’s families, our strong price to value relationship, as well as the outstanding experiences that Red Robin team members are creating for our guests,” said Dennis Mullen, chairman and chief executive officer.

Fourth Quarter Results

Comparable restaurant sales increased 2.7% for company-owned restaurants in the fourth quarter of 2005 compared to the fourth quarter of 2004, driven by a 1.8% increase in guest counts and a 0.9% increase in the average guest check. Average weekly comparable sales for company-owned restaurants were $60,966 for the fourth quarter of 2005, compared to $59,361 for the same quarter a year ago.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 19.4% to $116.5 million in the fourth quarter of 2005, compared to $97.6 million in the prior year’s fourth quarter. The Company’s franchise royalties and fees increased $569,000, or 20.1%, in the fourth quarter of 2005, compared to the same period a year ago.

For the fourth quarter, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 32.6%, to $87.7 million, compared to $66.1 million in the prior year period. Comparable sales in the fourth quarter of 2005 for franchise restaurants in the U.S. and Canada increased 1.3% and 7.1% over the fourth quarter of 2004, respectively. Average weekly sales in the fourth quarter for Red Robin’s comparable franchise restaurants were $56,379 in the U.S. versus $55,629 for the same period the prior year, and C$42,374 in Canada versus C$39,580 for the same period the prior year. Canadian results are in Canadian dollars.

Restaurant-level operating profit margin decreased to 20.6% for the fourth quarter of 2005 from 21.8% in the fourth quarter of 2004. This decrease in restaurant-level profit margin from the prior year’s level is primarily attributed to higher labor and restaurant operating costs partially offset by lower cost of sales.

Net income for the fourth quarter of 2005 was $5.5 million or $0.33 per diluted share, as compared to net income of $5.7 million or $0.34 in the fourth quarter of 2004.

Fiscal Year 2005 Results

Comparable restaurant sales increased 3.9% for company-owned restaurants in the full year ended December 25, 2005, over the year ago period, driven by a 2.0% increase in guest counts and a 1.9% increase in the average guest check. Average weekly comparable sales for company-owned restaurants were $63,236 in 2005, compared to $60,863 in 2004.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 20.5% to $486 million for fiscal 2005, compared to $403 million for fiscal 2004. The Company’s franchise royalties and fees for 2005 increased $2.1 million, or 17.7%, compared to 2004. This increase was primarily attributable to royalties generated from the 36 franchise restaurants opened in 2004 and 2005.

For full year 2005, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 19.3%, to $327.0 million, compared to $274.1 million in full year 2004. Comparable sales in fiscal 2005 for franchise restaurants in the U.S. and Canada increased 3.6% and 5.3%, respectively, over the year ago comparable period. Average weekly sales in 2005 for Red Robin’s comparable franchise restaurants were $58,182 in the U.S. versus $56,146 for the same period the prior year, and C$43,259 in Canada versus C$41,080 for the same period the prior year. Canadian results are in Canadian dollars.

Net income for full year 2005 was $27.4 million or $1.64 per diluted share, compared to net income of $23.4 million or $1.43 per diluted share in the prior year period. Our full year results for 2005 include a pre-tax $1.5 million net charge related to the two significant and unusual items previously disclosed in our third quarter earnings release, which reduced diluted earnings per share by approximately $0.06.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule 1 of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

Outlook

For the first quarter of 2006, which is a 16 week quarter, the Company expects total revenues between $169 and $171 million and net income of $0.41 to $0.45 per diluted share, including the impact of Statement of Financial Accounting Standards No. 123R Share Based Compensation (SFAS No. 123R). The impact of SFAS No. 123R for the first quarter of 2006 is expected to be approximately $0.05 per diluted share. These projected results are also based upon certain assumptions, including an expected comparable restaurant sales increase of 3% to 4%, and the anticipated opening of 8 to 9 new company-owned and 2 to 3 new franchised restaurants during the quarter. Two company-owned and 2 new franchised restaurants have already opened during the first quarter of 2006.

For full year 2006, which is a 53 week year, the Company expects revenues of $590 to $598 million and net income of $1.72 to $1.82 per diluted share, including the impact of Statement of SFAS No. 123R. The impact of SFAS No. 123R for the full year 2006 is expected to be approximately $0.18 per diluted share. These projected results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 2.5% to 3.5% and the opening of 30 to 32 new company-owned and 15 to 17 new franchised restaurants during the full year.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fourth quarter and year end results today at 5:00 p.m. ET. The conference call number is (800) 565-5442. To access the broadcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly and fiscal year financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 300 Red Robin® restaurants across the United States and Canada.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates,” “expects,” “believes,” “assumptions,” “projected,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; effectiveness of our management strategies and decisions; the concentration of our restaurants in the Western United States; lack of market awareness in new markets; changes in availability of capital or credit facility borrowings; changes in the availability and costs of food; changes in energy costs; changes in the cost and availability of building materials and restaurant supplies; potential fluctuation in our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; the assimilation of our new chief executive officer and our new chief financial officer, and the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the costs associated with pending litigation and investigations including diversion of management time and attention and any expense related to settlement of such matters; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; additional costs associated with compliance, including the Sarbanes-Oxley Act and related regulations and requirements; the effectiveness of our internal controls over financial reporting; future changes in financial accounting standards; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 25, 2005	December 26, 2004
Assets:
Current Assets:
Cash and cash equivalents	$3,340	$4,980
Accounts receivable, net	3,589	2,345
Inventories	6,485	5,422
Prepaid expenses and other current assets	5,340	4,401
Income tax refund receivable	1,516	1,779
Deferred tax asset	2,046	1,605
Restricted current assets – marketing funds	1,548	1,145

Total current assets	23,864	21,677

Property and equipment, net	270,279	205,304
Deferred tax asset	4,129	1,468
Goodwill	25,720	25,720
Other intangible assets, net	7,372	7,584
Other assets, net	3,057	2,748

Total assets	$334,421	$264,501

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$5,675	$4,409
Construction related payables	8,340	5,350
Accrued payroll and payroll related liabilities	17,459	14,637
Unredeemed gift certificates	7,273	5,646
Accrued liabilities	10,137	7,241
Accrued liabilities – marketing funds	1,548	1,145
Current portion of debt and capital lease obligations	2,861	3,148

Total current liabilities	53,293	41,576

Deferred rent payable	15,331	13,378
Long-term debt and capital lease obligations	55,663	44,595
Other non-current liabilities	5,275	3,219
Commitments and contingencies
Stockholders’ Equity:
Common stock	16	16
Treasury stock, at cost	(83)	—
Additional paid-in capital	137,294	125,685
Deferred stock compensation	—	(50)
Receivables from stockholders/officers	—	(4,155)
Accumulated other comprehensive income, net of tax	9	—
Retained earnings	67,623	40,237

Total stockholders’ equity	204,859	161,733

Total liabilities and stockholders’ equity	$334,421	$264,501

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Twelve-Weeks Ended		Year Ended
	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004
Revenues:
Restaurant	$113,052	$94,689	$471,860	$391,317
Franchise royalties and fees	3,405	2,836	13,850	11,769
Rent revenue	41	42	313	300

Total revenues	116,498	97,567	486,023	403,386

Costs and expenses:
Restaurant operating costs:
Cost of sales	25,509	22,837	109,419	93,280
Labor	39,153	30,953	160,142	131,379
Operating	18,276	14,034	71,929	57,158
Occupancy	6,830	6,252	29,669	25,242
Depreciation and amortization	6,721	5,091	26,115	21,070
General and administrative	9,160	7,807	36,666	32,498
Pre-opening costs	2,075	1,370	6,250	5,143
Significant and unusual items	—	—	1,543	—

Total costs and expenses	107,724	88,344	441,733	365,770

Income from operations	8,774	9,223	44,290	37,616
Interest expense, net	758	608	2,969	2,384
Other	(23)	29	77	(168)

Income before income taxes	8,039	8,586	41,244	35,400
Provision for income taxes	2,506	2,885	13,858	12,019

Net income	$5,533	$5,701	$27,386	$23,381

Earnings per share:
Basic	$0.34	$0.35	$1.68	$1.46

Diluted	$0.33	$0.34	$1.64	$1.43

Weighted average shares outstanding:
Basic	16,451	16,088	16,292	16,022

Diluted	16,714	16,562	16,656	16,406

Revenue Reporting Change

As previously disclosed, during the current fiscal year the Company changed the manner in which it reports restaurant revenues and costs relating to complimentary team member meals. This change has no effect on net income. Historically, the Company reported the complimentary portion of team member meals as restaurant revenues, with an offsetting operating expense reported in restaurant labor and general and administrative costs. The Company no longer includes the complimentary portion of team member meals as restaurant revenues. This change results in a decrease in restaurant revenues and a corresponding decrease in restaurant labor and general and administrative costs. All amounts reported throughout this press release have been adjusted to reflect this change in reporting. The impact on the prior year periods presented above is as follows: For the twelve weeks ended December 26, 2004, restaurant revenues decreased by $1.3 million, or 1.4%, and restaurant labor and general and administrative costs decreased by $1.3 million and $64,000, respectively. For the year ended December 26, 2004, restaurant revenues decreased by $5.7 million, or 1.4%, and restaurant labor and general and administrative costs decreased by $5.4 million and $240,000, respectively.

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 25, 2005	December 26, 2004
Cash Flows From Operating Activities:
Net income	$27,386	$23,381
Non-cash adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,115	21,070
Provision (benefit) for deferred income taxes	(3,102)	3,532
Non-cash stock-based compensation expense	2,890	80
Income tax benefit on exercise of stock options	2,580	1,771
Other	738	252
Changes in operating assets and liabilities	8,826	4,288

Cash flows provided by operating activities	65,433	54,374

Cash Flows From Investing Activities:
Proceeds from sales of real estate, property and equipment	—	1,101
Purchases of property and equipment	(83,825)	(69,505)
Proceeds from insurance settlement	335	—

Cash flows used in investing activities	(83,490)	(68,404)

Cash Flows From Financing Activities:
Borrowings of debt	62,288	22,948
Payments of debt and capital lease obligations	(54,857)	(12,861)
Repayment of stockholders/officers notes	3,600	2,321
Debt issuance cost	(721)	—
Purchases of treasury stock	(83)	—
Proceeds from exercise of stock options and employee stock purchase plan	6,190	1,731

Cash flows provided by financing activities	16,417	14,139

Change in cash and cash equivalents	(1,640)	109
Cash and cash equivalents, beginning of period	4,980	4,871

Cash and cash equivalents, end of period	$3,340	$4,980

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$13,170	$7,424
Interest paid, net of amounts capitalized	2,697	2,207
Supplemental Disclosure of Non-Cash Items:
Purchases of property and equipment on account	$2,990	$1,147
Capital lease obligations incurred for building and equipment purchases	3,350	28
Tenant improvement allowance paid directly by landlord to general contractor	—	1,383

Cash Flow Reporting Change

As previously disclosed, during the current fiscal year the Company changed the manner in which it reports its consolidated statements of cash flows to eliminate acquisitions of property and equipment on account, which were previously reported as a component of changes in operating assets and liabilities and purchases of property and equipment in net cash flows provided by operating activities and net cash flows used in investing activities, respectively. There was no impact on net income. These amounts have now been presented as supplemental disclosure of non-cash items. These changes totaled $1.1 million for the year ended December 26, 2004. These amounts will be reported as future cash outflows when the accrued purchases are paid.

Schedule 1

Reconciliation of Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and fifty-two weeks ended December 25, 2005 and December 26, 2004, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve-Weeks Ended				Year Ended
	December 25, 2005		December 26, 2004		December 25, 2005		December 26, 2004
Restaurant revenues	$113,052	97.0%	$94,689	97.1%	$471,860	97.1%	$391,317	97.0%
Restaurant operating costs:
Cost of sales	25,509	22.6	22,837	24.1	109,419	23.2	93,280	23.8
Labor	39,153	34.6	30,953	32.7	160,142	33.9	131,379	33.6
Operating	18,276	16.2	14,034	14.8	71,929	15.2	57,158	14.6
Occupancy	6,830	6.0	6,252	6.6	29,669	6.3	25,242	6.5

Restaurant-level operating profit	23,284	20.6	20,613	21.8	100,701	21.3	84,258	21.5

Add – other revenues	3,446	3.0	2,878	2.9	14,163	2.9	12,069	3.0
Deduct – other operating:
Depreciation and amortization	6,721	5.8	5,091	5.2	26,115	5.4	21,070	5.2
General and administrative	9,160	7.9	7,807	8.0	36,666	7.5	32,498	8.1
Significant and unusual items	—	—	—	—	1,543	0.3	—	—
Pre-opening costs	2,075	1.8	1,370	1.4	6,250	1.3	5,143	1.3

Total other operating	17,956	15.4	14,268	14.6	70,574	14.5	58,711	14.6

Income from operations	8,774	7.5	9,223	9.5	44,290	9.1	37,616	9.3
Total other expenses	735	0.6	637	0.7	3,046	0.6	2,216	0.5
Provision for income taxes	2,506	2.2	2,885	3.0	13,858	2.9	12,019	3.0

Total other	3,241	2.8	3,522	3.6	16,904	3.5	14,235	3.5
Net income	$5,533	4.7%	$5,701	5.8%	$27,386	5.6%	$23,381	5.8%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.